                                                                    EXHIBIT 12.1

                             WEBLINK WIRELESS, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                                                                      THREE MONTHS
                                       YEAR ENDED      YEAR ENDED      YEAR ENDED       YEAR ENDED     YEAR ENDED        ENDED
                                      DECEMBER 31,    DECEMBER 31,    DECEMBER 31,     DECEMBER 31,   DECEMBER 31,      MARCH 31,
                                          1995            1996            1997         1998     (1)       1999            2000
                                      ------------    ------------    ------------    ------------    ------------    ------------
Earnings:
  Net loss ........................   $    (53,113)   $    (48,598)   $    (43,887)   $    (59,316)   $    (99,867)   $    (19,896)
  Add: Amount of
     previously capitalized
     interest amortized ...........             --              --              --             252           2,288             572
  Add: Fixed charges ..............         30,720          35,041          38,499          43,798          65,310          17,184
                                      ------------    ------------    ------------    ------------    ------------    ------------
  Adjusted earnings ...............        (22,393)        (13,557)         (5,388)        (15,266)        (32,269)         (2,140)

Fixed charges:
  Interest in
     indebtedness .................         28,383          32,368          36,672          52,645          63,452          16,788
  Amortization of debt
     issuance costs ...............          1,052           2,143             844           1,172           1,291             334
  Interest portion
     of rental and
     lease expense ................          1,285             530             983           1,428             567              62
                                      ------------    ------------    ------------    ------------    ------------    ------------
  Fixed charges ...................         30,720          35,041          38,499          55,245          65,310          17,184

Deficiency of
  earnings available to
  cover fixed charges .............   $    (53,113)   $    (48,598)   $    (43,887)   $    (70,511)   $    (97,579)   $    (19,324)
                                      ============    ============    ============    ============    ============    ============

Earnings to fixed charges ratio ...             --              --              --              --              --              --

(1) The fixed charge adjustment to earnings excludes $11.4 million of capitalized interest.